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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials


                Winthrop California Investors Limited Partnership
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:



________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

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          2)   Form, Schedule or Registration Statement No.:

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          4)   Date Filed:

________________________________________________________________________________

                          WINTHROP FINANCIAL ASSOCIATES
                              Five Cambridge Center
                                    9th Floor
                         Cambridge, Massachusetts 02142

                           To The Limited Partners of
                Winthrop California Investors Limited Partnership

                                          March 3, 2000


Dear Limited Partner:

     We are pleased to provide you with the enclosed Consent Solicitation Statement. The Statement contains information relating to the potential sale of your partnership's 25% limited partnership interest in Crow Winthrop Development Partnership. The development partnership owns approximately 90 acres of land in Orange County, California. During the past several years your partnership has had a series of acrimonious disputes with the general partner of the development partnership. These disputes have been, and continue to be, the subject of extensive litigation that is described in the enclosed Statement. Your partnership has determined that, in order to protect and maximize the value of its investment in the development partnership, it should exercise its rights under the buy/sell provisions of the partnership agreement of the development partnership. As a result of the exercise of the buy/sell provisions, your partnership will either acquire the interest of the general partner of the development partnership or sell its interest in the development partnership. Under the terms of your partnership's limited partnership agreement, the consent of holders of a majority of the limited partnership interests is required for your partnership to sell its interest in the development partnership. Consent is not required for the acquisition of the interest of the general partner of the development partnership. Accordingly, we are seeking your consent to a sale of your partnership's interest in the development partnership provided that your partnership receives net proceeds of at least $6,500,000 for its interest in the development partnership. Your partnership will not exercise its rights under the buy/sell provisions unless the requisite consent of limited partners to a sale is obtained.

     Your general partners believe that the exercise of the buy/sell provisions is in the best interests of limited partners and your partnership and recommend you vote "YES" in favor of the sale of your partnership's interest in the development partnership.

     The enclosed Statement includes a complete discussion of the proposal. We urge you to read the enclosed Statement carefully and to return your signed Consent Form as quickly as possible. A postage-paid return envelope has been included for your convenience. Consent Forms must be received by April 3, 2000.

     If you have any questions about the enclosed material, please call us at 617-234-3000.

                                                  Very truly yours,

                                                  WINTHROP FINANCIAL ASSOCIATES,
                                                   A LIMITED PARTNERSHIP

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                              Five Cambridge Center
                                    9th Floor
                         Cambridge, Massachusetts 02142

                        --------------------------------

                         CONSENT SOLICITATION STATEMENT

                           Dated: March 3, 2000

                        --------------------------------

     This Statement is furnished by the general partners of your partnership, Winthrop California Investors Limited Partnership, a Delaware limited partnership. We are soliciting your consent to a proposal authorizing your partnership to sell its 25% limited partnership interest in a development partnership, Crow Winthrop Development Limited Partnership.

     As more fully described herein, your partnership and the development partnership's general partner have had continuing and acrimonious disputes resulting in extensive litigation regarding the development partnership. In light of these ongoing disputes, your partnership has determined that in order to protect and maximize the value of your partnership's interest in the development partnership, your partnership should exercise its rights under the buy/sell provisions of the partnership agreement of the development partnership. As a result of the exercise of the buy/sell provisions, your partnership will either acquire the interest of the general partner of the development partnership or sell its interest in the development partnership. Under the terms of your partnership's limited partnership agreement, the consent of holders of a majority of the limited partnership interests is required for your partnership to sell its interest in the development partnership. Consent is not required for the acquisition of the interest of the general partner of the development partnership. Accordingly, we are seeking your consent to a sale of your partnership's interest in the development partnership provided that your partnership receives net proceeds of at least $6,500,000 for its interest in the development partnership. Your partnership will not exercise its rights under the buy/sell provisions unless the requisite consent of limited partners to a sale is obtained.

Approval of the proposal requires the consent of limited partners owning more than 50% of the outstanding limited partnership interests ("Units"). There are presently outstanding 3,500 Units. Under the partnership agreement, limited partners will be deemed to have consented to the proposal unless prior to the close of business on April 3, 2000 holders of more than 1,750 Units submit consents disapproving the proposal. Affiliates of your general partners who beneficially own an aggregate of 1,582.897 Units intend to vote in favor of the proposal. Limited partners of record as of the close of business on March 2, 2000 are entitled to vote on the proposal.

     Your general partners believe that adoption of the proposal is in the best interests of your partnership and its limited partners and recommend that you vote "yes" in favor of the proposal.

                                    IMPORTANT

     Your consent is important. Please read this Statement carefully and then complete, sign and date the enclosed consent form and return it in a self-addressed, postage pre-paid envelope. Any consent form that is not returned or that is signed and does not specifically approve or disapprove the proposal will effectively be treated as approving the proposal.

     To be counted, the consent form must be received on or before 5:00 p.m. Boston time on April 3, 2000. A consent may be revoked by written notice received on or before the expiration of the time for responding.

     The principal executive offices of your partnership and its general partners are located at Five Cambridge Center, 9th Floor, Cambridge, Massachusetts 02142. The approximate date on which this Statement and the enclosed consent form were first sent or given to limited partners was March 3, 2000.

--------------------------------------------------------------------------------
               Please call your general partners at (617) 234-3000
                  with any questions relating to the proposal.
--------------------------------------------------------------------------------


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
                                  THE PROPOSAL

     The partnership agreement of the development partnership provides that if at any time either your partnership or Crow Irvine #2 Limited Partnership ("Crow Irvine"), the general partner of the development partnership, believes in good faith that irreconcilable differences between them prevent the development partnership from achieving its purposes, either party may exercise buy/sell rights by making a written offer to purchase the partnership interest of the other party. The offer must set forth a definite price for the other partner's interest based on a hypothetical sales price for the real property then owned by the development partnership, assuming such property were sold for cash subject to existing debt and that all allocations and distributions were made in accordance with the terms of the partnership agreement of the development partnership.

     The partner to whom an offer is made has 30 days to elect to either sell its partnership interest pursuant to the offer or to purchase for cash the interest of the other partner based on the hypothetical sales price contained in the offer. If the partner to whom the offer was made fails to make such an election within the 30 day period or, having so elected, fails to make the required tender of the purchase price within 120 days of its election, it shall be conclusively presumed that it has elected to sell its interest.

     As described below, there have been continuing and acrimonious disputes resulting in extensive litigation regarding the development partnership. In light of these ongoing disputes, your partnership believes that irreconcilable differences between your partnership and Crow Irvine prevent the development partnership from achieving its purposes. Accordingly, your partnership has determined that, in order to protect and maximize the value of its investment in the development partnership, it should exercise its buy/sell rights. If your partnership exercises its buy/sell rights, there exists the possibility that Crow Irvine will elect to purchase your partnership's interest in the development partnership. However, the partnership agreement of your partnership requires the consent of holders of more than 50% of the outstanding Units to sell your partnership's interest in the development partnership. Accordingly, this solicitation is made to facilitate your partnership's exercise of the buy/sell provisions of the development partnership agreement. The proposal authorizes your partnership to sell its interest in the development partnership pursuant to the exercise of the buy/sell rights provided your partnership receives net proceeds of not less than $6,500,000 for its interest in the development partnership. (See "Your Partnership - The Development Partnership".)

     The purchase price that your partnership intends to offer will take into account a number of factors, including the price that your partnership would have to pay for Crow Irvine's partnership interest and the net proceeds that your partnership would receive on a sale of its partnership interest. Under the terms of the partnership agreement of the development partnership, the amount that your partnership would receive for its partnership interest under the buy/sell provisions is equal to the amount that would be distributed to your partnership as a result of a sale of the development partnership's real property (subject to existing debt) for a cash price equal to the offer price followed by the distribution of the development partnership's assets in complete liquidation. The amount that would be distributed to your partnership in liquidation of the development partnership depends in part on the relative adjusted capital account balances of the partners as determined under the capital account maintenance provisions of the partnership agreement of the development partnership.

     Continuing disputes between Crow Irvine and your partnership have prevented your partnership from obtaining sufficient information for your partnership to calculate the adjusted


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

capital account balances of the partners in the development partnership. In any event, your partnership will not exercise its buy/sell rights unless it reasonably believes that if Crow Irvine acquires your partnership interest in the development partnership the offer price will result in your partnership's receiving net cash proceeds of at least $6,500,000.

     If your partnership is required to purchase Crow Irvine's interest in the development partnership, your partnership expects that it will use cash reserves of your partnership and the development partnership to finance the purchase. In addition, your partnership may elect to finance all or a portion of such purchase through the sale of Units or by borrowing. Your partnership has the right to sell additional Units on such terms as your general partners determine provided that the interest of existing limited partners is not diluted by more than 25%. Your partnership also has the right to borrow money on both a secured and an unsecured basis.

     In view of the history of disputes with Crow Irvine, your general partners anticipate that Crow Irvine may resist your partnership's efforts to exercise the buy/sell rights. Your general partners believe that your partnership is entitled to exercise the buy/sell rights and intend to resist any efforts of Crow Irvine to contest those rights. However, there can be no assurance that your partnership will be able to successfully exercise the buy/sell rights or to consummate a transaction in a timely fashion without resorting to litigation. In addition, your partnership may be required to expend significant costs in seeking to enforce its buy/sell rights.

     After establishing reserves for future contingencies, your partnership intends to distribute to partners the remaining net proceeds received from a sale of your partnership's interest in the development partnership. If no reserves were established, your general partners estimate that a sale resulting in your partnership's receiving net cash proceeds of $6,500,000 would enable your partnership to distribute $1,839 per Unit to limited partners. Distributions would increase if your partnership received more than $6,500,000.

     Deemed Consent to the Proposal

     Approval of the proposal requires the consent of limited partners owning more than 50% of the outstanding Units. There are presently outstanding 3,500 Units. Under the partnership agreement, limited partners will be deemed to have consented to the proposal unless prior to 5:00 p.m. on April 3, 2000 holders of more than 1,750 Units submit consents disapproving the proposal. Affiliates of your general partners who beneficially own an aggregate of 1,582.897 Units intend to vote in favor of the proposal. Limited partners of record as of the close of business on March 2, 2000 are entitled to vote on the proposal.

     Your general partners believe that adoption of the proposal is in the best interests of your partnership and its limited partners and recommend that you vote "yes" in favor of the proposal.


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
                                YOUR PARTNERSHIP

     General

     Your partnership was originally organized on January 24, 1985 under the laws of the State of Maryland. On October 16, 1985, your partnership was reorganized as a Delaware limited partnership in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act. The general partners of your partnership are Three Winthrop Properties, Inc. and Winthrop Financial Associates, A Limited Partnership.

     Your partnership owns (i) a 99% general partnership interest in Crow Winthrop Operating Partnership, a Maryland general partnership (the "operating partnership"), (ii) a 25% limited partnership interest in the development partnership and (iii) a 99% limited partnership interest in Winthrop California Management Limited Partnership, a Maryland limited partnership ("WC Management").

     The Operating Partnership

     The operating partnership was originally organized to acquire, own and operate a headquarters office facility known as the Fluor Corporation World Headquarters Facility in Irvine (Orange County), California. For various reasons including the vacating of the facility by Fluor Corporation, the operating partnership was unable to meet its debt obligations. The operating partnership successfully negotiated a workout with the holder of its mortgage indebtedness pursuant to which the operating partnership filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on March 28, 1997. Pursuant to a June 27, 1997 plan or reorganization, the operating partnership contributed all of its assets and liabilities, including all of its right, title and interest in the headquarters facility and $500,000 of unencumbered cash, to Jamboree LLC, a newly formed Delaware limited liability company, in exchange for a 10% ownership interest in Jamboree LLC. In addition, Jamboree LLC paid your partnership a $500,000 fee in connection with the plan.

     The headquarters facility owned by Jamboree LLC consists of eight buildings; a 10-story tower, a single story concourse and six four-story buildings; containing, in the aggregate, approximately 1,692,219 rentable square feet of space and approximately 15 acres of land. The property is located in the Greater Airport area of Irvine, California and is used principally by an engineering firm and as various tenants' corporate headquarters.

     The Development Partnership

     The development partnership was formed in 1985 for the purpose of acquiring, owning and developing approximately 122 acres of land surrounding the headquarters facility in Irvine (Orange County), California and presently owns approximately 90 acres of land.

     During 1997, the development partnership formed Shops at Park Place LLC for the purpose of owning and operating a retail center. The development partnership is the managing and sole member of Shops at Park Place LLC. During 1998, the development partnership formed Park Place Residential Realty LLC and Park Place Residential Realty-Land LLC, for the purpose of reacquiring and reselling approximately 32 acres of residential property located in Orange County, California. The 32 acres were sold in 1998 for a gross sales price of $50,000,000. In addition, during 1998, the development partnership formed 3121 Michelson Drive LLC and Park Place Hotel Company LLC and, in January 1998 formed Park Place Parking


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

Company LLC for the purposes of developing, owning and operating a 150,000 square foot Class A office building, a luxury hotel and parking structures, respectively. In 1999, Park Place Hotel signed a 20-year operating agreement with a hotel operator. The development partnership is the managing and sole member of each of these limited liability companies.

Your partnership has invested an aggregate of $44,211,000 in the development partnership and has received distributions from the development partnership aggregating $12,114,810. Your partnership accounts for its investment in the development partnership under the equity method of accounting. As of December 31, 1998, for financial statement purposes your partnership's carrying value of its investment in the development partnership was $30,963,000 which amount reflects an impairment in value determined with respect to the development partnership during 1995. The development partnership's financial statements at December 31, 1998 reported your partnership's net equity in the development partnership at $42,719,000. The foregoing financial information was prepared in accordance with generally accepted accounting principles and is not necessarily indicative of the amount your partnership would receive for its partnership interest under the buy/sell provisions of the partnership agreement of the development partnership. As described above, the amount your partnership would receive depends in part on the relative adjusted capital account balances of the partners of the development partnership as determined under the capital account maintenance provisions of the partnership agreement of the development partnership. Continuing disputes between Crow Irvine and your partnership have prevented your partnership from obtaining sufficient information to calculate the adjusted capital account balances of the partners in the development partnership.

     As previously mentioned, your partnership and Crow Irvine have had continuing and ongoing acrimonious disputes resulting in extensive litigation regarding the development partnership. The claims and counterclaims brought by your partnership and Crow Irvine are as follows:

     1. Crow Winthrop Development Limited Partnership, et al. v. Winthrop California Investors Limited Partnership, et al., Civil Action No. 174570, Circuit Court of Montgomery County, Maryland. In August 1997, the development partnership and Crow Irvine sued your partnership and its general partners seeking a declaratory judgment and injunctive relief to prevent your partnership from converting the operating partnership, in which your partnership and Crow Irvine were partners, from a general partnership to a limited partnership and from converting Crow Irvine to a limited partner. The plaintiffs also sought unspecified damages. Upon the filing of the action, the Court granted a temporary restraining order in favor of the plaintiffs. In October 1997, after hearing, the Court refused to grant a preliminary injunction in favor of the plaintiffs and the temporary restraining order expired. The operating partnership thereafter was converted to a limited partnership with Crow Irvine as its limited partner. An answer was filed on behalf of your partnership and each of the parties served written discovery. The court thereafter stayed the action due to the pendency of actions in California involving the parties or their affiliates. The stay has now expired and on November 3, 1999 the Court dismissed the action without prejudice.

     2. Crow Winthrop Development Limited Partnership and Crow Orange County Management Company, Inc. v. Winthrop California Management Limited Partnership, Superior Court of California, County of Orange, Docket No. 789429. In January 1998, WC Management was named as a defendant in an action seeking declaratory relief that certain agreements between the parties have been terminated and that plaintiff has the exclusive right to manage the common areas of certain contiguous parcels of real estate containing office and retail space located in Irvine, California. In the alternative, the plaintiffs sought a declaration that WC Management


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perform certain tasks and be prevented from assessing certain charges in connection with its management of the common areas. The action was removed to federal court and transferred to the Bankruptcy Court which, in April 1998, granted summary adjudication in favor of WC Management on plaintiffs' termination claims. The plaintiffs did not appeal from that decision. The remainder of the claims were thereafter remanded to state court. Plaintiffs' alternative claims for declaratory relief concerning performance issues related to the management of the subject property remain pending. The case was transferred to the complex litigation panel of the Orange County Superior Court and deemed related to two other actions which involve the same subject property. WC Management is not a party to those other actions.

     On or about September 24, 1999, the plaintiffs were granted the right to file an amended complaint. The amended complaint is not substantively different from the original complaint, and the only relief sought is declaratory relief. An answer was filed on behalf of WC Management and Winthrop Management, LLC on or about October 22, 1999. Discovery is ongoing, and several of the plaintiffs' claims are now moot.

     There are two motions pending which seek the consolidation of this action with other pending actions involving the same subject property. One motion filed on or about October 21, 1999, by the plaintiffs in this action seeks to consolidate this action with an action captioned as Crow Winthrop Development Limited Partnership, a Maryland limited partnership, and Crow Orange County Management Company, Inc., a Texas corporation vs. Jamboree LLC, a Delaware limited liability company, OCSC Case No. 813915.

     The second motion filed by Jamboree LLC on or about November 12, 1999, in one of the other currently pending actions, in which your partnership is not a party, seeks to consolidate this action with the same action for which consolidation is sought in the first motion to consolidate (OCSC Case No. 813915) and with three additional cases: Crow Winthrop Development Limited Partnership v. Jamboree LLC, et al., OCSC Case No. 789562; Crow Winthrop Development Limited Partnership v. Jamboree LLC, et al., OCSC Case No. 791662; and Jamboree LLC v. Crow Winthrop Development Limited Partnership, Crow Orange County Management Company, Inc., et al., OCSC Case No. 806526. WC Management has filed notices that it does not oppose these motions to consolidate.

     3. Winthrop California Investors Limited Partnership v. Crow Winthrop Development Limited Partnership, Civil Action No. 178303, Circuit Court of Montgomery County, Maryland. In October 1997, your partnership brought suit against the development partnership and Crow Irvine seeking declaratory and injunctive relief to allow your partnership to exercise its rights as a limited partner in the development partnership to audit the development partnership's books and records and seeking damages for the development partnership's past refusals to allow such access. In January 1998, the Court granted partial summary judgment in favor of your partnership, declaring and ordering that your partnership has the right to inspect and audit the development partnership's books, records and files. Your partnership's auditors thereafter reviewed certain of the development partnership's books and records but were not permitted to review all of the books and records necessary to complete audited financial statements. After obtaining access to the development partnership's books and records, your partnership voluntarily dismissed its claim for breach of fiduciary duty based on the development partnership's past refusals to allow your partnership access.

     4. Winthrop California Investors Limited Partnership v. Crow Winthrop Development Limited Partnership, Superior Court of California, County of Orange, Case No. 812346. In January 1999 your partnership brought suit in Maryland against the development


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partnership, Crow Irvine, Crow Irvine's general partner and the general partner of that entity alleging claims for breach of the development partnership agreement, breach of fiduciary duty, and conversion and requested that a receiver be appointed to conduct the business of the development partnership. Your partnership sought approximately $9 million in damages resulting from wrongful distributions of capital proceeds of the development partnership in connection with a 1998 sale of real estate by the development partnership.

     The defendants filed a motion to dismiss the action claiming that they are not subject to personal jurisdiction in Maryland and that Maryland is an inconvenient forum. Defendants argued that the action should proceed in California, if at all. The court in Maryland granted the defendants' motion on the ground of inconvenient forum in July, 1999.

     Your partnership thereafter filed substantially the same claims in California, with the above-caption. The defendants filed a demurrer to the complaint, arguing that it should be dismissed for a variety of reasons. The court overruled the defendants' demurrer on September 24, 1999. On or about November 5, 1999, the defendants filed their answer in which they alleged a general denial to the allegations of the complaint. The case is now in discovery.

     5. Winthrop California Investors Limited Partnership v. Crow Winthrop Development Limited Partnership, et al.,/Crow Winthrop Development Limited Partnership and Crow Irvine #2 v. Winthrop California Investors Limited Partnership, et al., United States District Court for the Central District of California, Southern Division, Case No. SACV99-1519 GLT (ANx). On or about November 5, 1999, the development partnership and its general partner filed a cross-complaint in the action described in numbered paragraph 4 above, purporting to allege claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty and unfair business practices. Your partnership and certain affiliates, as well as several unaffiliated entities are named as cross-defendants in the cross-complaint. In summary, the cross-complaint appears to allege that the cross-defendants have engaged in a conspiracy to fraudulently acquire and manipulate the management positions of numerous partnerships to their benefit and in particular have done so with respect to the operating partnership, which the cross-claimants allege was improperly forced into bankruptcy to the alleged detriment of the cross-claimants. The cross-claimants also allege that your partnership in its capacity as a limited partner in the development partnership has breached its alleged fiduciary duties to the development partnership by allegedly participating in or filing lawsuits, in order to hinder the development of the development partnership's land; failing to abide by agreements; and by disclosing proprietary information concerning the development partnership.

     On December 8, 1999, your partnership and others removed the cross-complaint to the United States District Court for the Central District of California, Southern Division seeking the reference of the cross-complaint to the United States Bankruptcy Court for the Central District of California where the operating partnership bankruptcy proceeding remains open.

     WC Management

     Your partnership holds a 99% limited partnership interest in WC Management. WC Management has the right to perform management and leasing functions at the headquarters facility. WC Management has, in turn, contracted with Winthrop Management, LLC, an affiliate of your general partners, to provide such services. WC Management is entitled to receive a fee of 2% of gross receipts from the headquarters facility. From this amount, WC Management reimburses Winthrop Management LLC for the compensation paid by Winthrop Management LLC to certain senior level on-site employees as well as for accounting and other support functions performed off-site by Winthrop Management. Additionally, WC Management will receive certain incentive fees based on reductions it is able to achieve, if any, with respect to certain operating and other expenses. Leasing commission payments, consistent with prevailing market rates, will be paid to WC Management for all third-party leases it procures for the headquarters facility.

                          TRANSACTIONS WITH AFFILIATES

     Your partnership paid an affiliate of your general partners a $750,000 annual asset management fee for 1997, 1998 and 1999.

     An affiliate of your general partners is the general partner of WC Management and holds a 1% interest in WC Management. In 1997, 1998 and 1999 the affiliate received distributions of $16,076, $12,382 and $12,464, respectively, for its 1% interest.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary is a general discussion of certain federal income tax consequences of the proposal. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of this Statement. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your specific circumstances or to certain types of limited partners who or which are subject to special tax rules (for example, dealers in securities, banks, insurance companies and, except as discussed below, foreign and tax-exempt investors), nor does it discuss any aspect of state, local, foreign or other tax laws. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING STATE AND LOCAL TAX CONSEQUENCES, TO YOU OF THE PROPOSAL.

Sale of Development Partnership Interest

     Your partnership will recognize gain or loss on a sale of its interest in the development partnership to Crow Irvine pursuant to the buy/sell provisions equal to the difference between (i) your partnership's "amount realized" on the sale and (ii) its adjusted tax basis in the interest sold. The amount of your partnership's adjusted tax basis in its development partnership interest generally will equal its cash investment in the development partnership, increased by your partnership's share of the development partnership's income and gain and decreased by your partnership's share of the development partnership's losses and distributions. Your partnership's "amount realized" on the sale will be a sum equal to the cash price received for its development partnership interest plus the amount of the development partnership's liabilities that are allocable to the interest sold.

     You will be allocated a share of your partnership's taxable gain or loss on a sale of its development partnership interest, as well as a share of your partnership's taxable income or loss from the development partnership up to the date of the sale, in accordance with the provisions of your partnership's limited partnership agreement. Under the passive activity loss rules (described below), your partnership's taxable gain or loss on a sale of its development partnership interest generally would be treated as passive activity income (if the sale results in gain) or as a passive activity loss (if the sale results in a loss). Assuming that your partnership sells its entire interest in the development partnership, your allocable share of any tax loss realized on the sale generally should be deductible in full in the year of sale (subject to any other applicable limitations) under these rules. If the sale results in taxable gain, then your allocable share of your partnership's gain generally could be offset by your unused passive activity losses from your partnership or other investments.

     Based on your partnership's adjusted tax basis in its development partnership interest as of December 31, 1998, your general partners estimate that a sale of your partnership's interest in the development partnership for a price resulting in your partnership's receiving net cash proceeds of $6,500,000 would result in a tax loss to your partnership. However, your partnership may offer a higher price, in which event the sale may result in a taxable gain. As indicated, such gain (if any) could be offset by your unused passive activity losses from your partnership. In this regard, your general partners estimate, based on the results of your partnership's operations through December 31, 1998, and without giving effect to your partnership's operations, transactions or distributions after that date, that if you purchased your Units in your partnership's original offering and elected to defer recognizing your share of your partnership's debt discharge income from its 1997 debt restructuring, then, depending on whether you paid the purchase price for your Units in full when you subscribed or in installments, you may have "suspended" passive activity losses (i.e., tax losses that you could not previously deduct under the passive activity loss rules described below) from your partnership of between $40,226 per Unit for Units paid for in full and $43,812 per Unit for Units paid for in installments, subject to reduction to the extent you utilized such losses to offset passive activity income from other investments. (If you did not elect to defer recognizing your share of your partnership's 1997 debt discharge income and purchased your Units in your partnership's original offering, then your general partners estimate that you may have suspended passive activity losses from your partnership, based on the results of your partnership's operations through December 31, 1998 and subject to reduction to the extent you utilized such losses to offset passive activity income from other investments, of between $17,517 per Unit for Units paid for in full and $21,103 per Unit for Units paid for in installments.)

     Your partnership's gain or loss on a sale of its development partnership interest generally would be treated as a long-term capital gain or loss. Under current law, capital gains and losses of individuals and non-corporate taxpayers are taxed under tax rules different from the rules applicable to corporations. Long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum federal income tax rate of 20%; however, their gain attributable to straight-line depreciation deductions is taxed at a federal income tax rate of 25%. (A portion of your partnership's gain, if any, on the sale would constitute 25%-rate capital gain as to non-corporate limited partners.) The maximum federal income tax rate for other income of such persons is 39.6%. Capital losses can offset only capital gains, except that non-corporate taxpayers may deduct up to $3,000 of their capital losses for the year in excess of their total capital gains for the year against their ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

     Under special tax rules applicable to "passive activity losses," if you are a non-corporate taxpayer or closely held corporation, you generally cannot use losses from your partnership to offset your non-passive activity income. As a result, you may have suspended passive activity losses from your partnership. Such unused losses could be applied to offset any taxable gain that is allocated to you on account of your partnership's sale of its development partnership interest pursuant to the buy/sell provisions. If your partnership sells its entire development partnership interest at a loss, then your allocable share of such loss generally could be deducted by you in the year of sale (subject to any other applicable limitations).

     Any cash distributed to you by your partnership in connection with a sale of its development partnership interest will reduce your adjusted tax basis in your Units but will not result in your recognition of any income or gain except if and to the extent that such distributions (and the amount of any reduction in your share of your partnership's liabilities as a result of the sale) exceed your adjusted tax basis in your Units. Your adjusted tax basis in your Units will be increased by your allocable share of any taxable gain reported by your partnership on the sale, and decreased by your allocable share of any tax loss reported by your partnership on the sale. Your general partners currently do not anticipate that you would recognize any further income or gain as a result of receiving cash distributions of the proceeds of a sale of your partnership's interest in the development partnership on the terms described in this Statement if you acquired your Units in your partnership's original offering.

     The development partnership's assets are debt-financed and consist in part of certain assets (such as a hotel), the income (if any) from which must be treated by tax-exempt limited partners as unrelated business taxable income. Accordingly, the foregoing discussion of certain tax consequences of a sale of your partnership's interest in the development partnership generally will be relevant to you if you are a tax-exempt limited partner, and should be reviewed by you with your tax advisor. If you are a tax-exempt organization described in section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, you also should consult your tax advisor concerning the application of "set aside" and reserve requirements to any gain that might be allocated to you on account of the sale.

     Gain, if any, allocable to a foreign limited partner on a sale of your partnership's interest in the development partnership would be subject to U.S. federal income tax. If the sale results in a gain, your partnership would be required to deduct and withhold from amounts otherwise distributable to you on account of such sale, a tax (calculated at the highest applicable federal income tax rate) based on the amount of gain allocable to you. Amounts withheld would be creditable against your U.S. federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     In addition to federal income tax, you may be subject to state and local taxes on your allocable share of any taxable gain recognized by your partnership on a sale of its development partnership interest. You should consult your own professional tax advisers concerning the state and local tax consequences to you of such sale.

Purchase of Crow Irvine's Interest

     No gain or loss is anticipated to result to your partnership or to you if your partnership purchases Crow Irvine's interest in the development partnership pursuant to the buy/sell provisions. Following such purchase, the development partnership would be deemed liquidated for income tax purposes, and 100% (rather than 25%) of the income, gain, loss and deductions arising from the ownership, operation and sale of the development partnership's properties would be includable by your partnership in determining its annual taxable income or tax loss. As is currently the case, your allocable share of your partnership's taxable income (or tax loss) from the development partnership's properties generally would be treated as passive activity income (or loss) for purposes of the passive activity loss rules described above, and would be treated in part as unrelated business taxable income as to tax-exempt limited partners. Your partnership's application of cash flow from operations to make non-deductible expenditures, such as capital improvements to the development partnership's properties or principal payments on indebtedness, could result in your partnership's reporting taxable income from the development partnership's properties in excess of the cash available for distribution to limited partners.

     The income tax basis of the development partnership's properties would be adjusted in connection with the liquidation of the development partnership, and such adjustment, if positive, would result in additional depreciation deductions for your partnership and the limited partners. Your partnership's holding period in the development partnership's properties (except for the portion of the development partnership's properties previously allocable to your partnership's interest in the development partnership) would begin for income tax purposes on the date of your partnership's purchase of Crow Irvine's development partnership interest, rather than on the earlier date on which the development partnership acquired the development partnership's properties.

     In addition to federal income taxes, your allocable share of your partnership's income and gain (if any) from the ownership and operation of the development partnership's properties is and, following the purchase of Crow Irvine's interest, would continue to be subject to tax in California, where the development partnership's properties are located, as well as in your state of residence. Any taxes that you pay to the State of California may be creditable against your income taxes owed to your state of residence with respect to the same income. You should consult your own professional tax advisers concerning the state and local tax consequences to you of your partnership's purchase of Crow Irvine's development partnership interest.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding Units owned by each person who is known by your partnership to own beneficially or exercise voting or dispositive control over more than 5% of the Units, by Winthrop Financial Associates, the managing general partner of your partnership, and by all directors and executive officers of your general partners as a group as of March 2, 2000.

          Name and address of                Amount and nature of                   % of Class
            Beneficial Owner                   Beneficial Owner
----------------------------------------------------------------------------------------------
             WILCAP Limited                         1,000 (4)                          28.6
          Partnership (1) (2)
----------------------------------------------------------------------------------------------
            WILCAP Holdings                            18                               *
          Limited Partnership
              (1) (2) (3)
----------------------------------------------------------------------------------------------
     Winthrop Financial Associates,                     6                               *
        A Limited Partnership
                (1) (2)
----------------------------------------------------------------------------------------------
    Quadrangle Associates II LLC (1)              558.897(5)                           16.0
----------------------------------------------------------------------------------------------
All directors and executive officers as                --                              --
         a group (five persons)
----------------------------------------------------------------------------------------------

*  Less than one percent

(1) The business address for each of WILCAP Limited Partnership, WILCAP Holdings Limited Partnership, Winthrop Financial Associates and Quadrangle Associates II LLC is Five Cambridge Center, 9th Floor, Cambridge, Massachusetts 02142.
(2) Based upon information supplied to your partnership by WILCAP Limited Partnership.

(3) WILCAP Holdings Limited Partnership is the general partner of WILCAP Limited Partnership.
(4) These Units have been pledged to a lending institution as security for a loan.
(5) All Units purchased at a price of $5,100 per Unit pursuant to a recently concluded tender offer. Quadrangle Associates II LLC has all voting rights with respect to these Units.

     Your partnership is a limited partnership and has no officers or directors. WILCAP Limited Partnership, WILCAP Holdings Limited Partnership and Quadrangle Associates II LLC are affiliates of your general partners. All of the foregoing entities have advised your partnership that they intend to vote their Units (see chart above) in favor of the proposal.

                    GENERAL INFORMATION CONCERNING THE VOTING

     Record Date and Voting. Your general partners have fixed March 2, 2000 as the record date for the determination of limited partners entitled to vote on the proposal. Only holders of record of Units at the close of business on the record date are entitled to notice of and to vote on the proposal. As of the record date, there were 3,500 Units outstanding, which were held by approximately 1,335 holders of record. Each holder of record of units on the record date is entitled to cast one vote per Unit on the proposal.

     Pursuant to Section 5.1 of the partnership agreement, your general partners are not permitted, without the requisite consent of limited partners, to sell your partnership's limited partnership interest in the development partnership. Accordingly, in order for your partnership to exercise its rights under the buy/sell provisions of the development partnership agreement, your general partners are seeking, pursuant to this Statement, the requisite consent of limited partners.

     The consent of holders of a majority of the outstanding Units is required to approve the proposal under the provisions of your partnership's limited partnership agreement. Limited partners will be deemed to have consented to the proposal unless, prior to 5:00 p.m. on April 3, 2000, your partnership receives consents from holders of more than 1,750 Units disapproving the proposal. Accordingly, if you do not submit a consent, you will be effectively consenting to the proposal.

     Your general partners and their affiliates beneficially own or have the right to vote, an aggregate of 1,582.897 Units which they intend to vote in favor of the proposal. Such Units represent approximately 45.2% of the total number of outstanding Units. (See "Security Ownership of Certain Beneficial Owners and Management".)

     All consent forms received on or prior to 5:00 p.m. on April 3, 2000 and not revoked will be voted in accordance with the instructions indicated on such consent forms. If no instructions are indicated or if you fail to return your consent form, such consent form will, in effect, be deemed to be a vote in favor of the proposal.

     Revocation of Consents. Any consent form given by a limited partner pursuant to this Statement may be revoked by the person giving it at any time before 5:00 p.m. on April 3, 2000 by (i) delivering to the general partners a written notice of revocation bearing a later date than the consent form to be revoked; or (ii) delivering to the general partners a duly executed consent form bearing a later date. Any written notice of revocation or subsequently executed consent form should be sent so as to be delivered to your partnership c/o Three Winthrop

Properties, Inc., Five Cambridge Center, 9th Floor, Cambridge, Massachusetts 02142, or hand delivered to your general partners on or before April 3, 2000.

     Solicitation. The cost of assembling and mailing the enclosed consent form, this Statement and other materials that may be sent to limited partners in connection with this solicitation shall be borne by your partnership. It is estimated that total expenditures relating to the solicitation made hereby, including legal fees, printing and mailing fees, will be approximately $25,000. Certain directors, officers and employees of your general partners may solicit the execution and return of consent forms by mail, telephone, telegraph and personal interview. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

     Dissenters' Rights. There will be no dissenters' rights of appraisal with respect to the proposal.

                                  *     *     *


                            Winthrop Financial Associates, A Limited Partnership Three Winthrop Properties, Inc.,
                               as general partners of your partnership

Cambridge, Massachusetts
March 3, 2000

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

     The undersigned, a holder of limited partnership interests (the "Units") in Winthrop California Investors Limited Partnership (the "Partnership"), does hereby vote as follows, with respect to all Units in the Partnership owned by the undersigned for the proposal more fully described in the accompanying Consent Solicitation Statement, dated March 3, 2000, receipt of which is hereby acknowledged.

     APPROVAL of the sale of the Partnership's limited partnership interest in Crow Winthrop Development Partnership.

     /  /  FOR                   /  /  AGAINST                   /  /  ABSTAIN

          THIS CONSENT IS SOLICITED BY WINTHROP FINANCIAL ASSOCIATES, A LIMITED PARTNERSHIP AND THREE WINTHROP PROPERTIES, INC., AS GENERAL PARTNERS OF THE PARTNERSHIP, WHEN THIS PROXY IS PROPERLY EXECUTED, THE UNITS REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE ON THIS CARD, THIS CONSENT WILL BE VOTED FOR THE PROPOSAL.

                                               Dated                      , 2000
                                                    ----------------------------

                                               ---------------------------------

                                               ---------------------------------

                                               ---------------------------------
                                                 Signature

                                               ---------------------------------
                                                 Signature (if held jointly)

                                               ---------------------------------

                                               ---------------------------------

Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

          PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE TO:

THREE WINTHROP PROPERTIES, INC. IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE INVESTOR RELATIONS DEPARTMENT AT (617) 234-3000.